UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Dameris, Peter T.
   4400 Post Oak Parkway
   Suite 1100
   Houston, TX  77027
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   June 15, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   PSINet Inc.
   PSIX
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |43,785(1)             |D               |                                               |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Employee Stock Option (r|(2)      |04/19/06 |Common Stock           |40,500 (1|$21.6667  |D            |                           |
ight to buy)            |         |         |                       |)        |          |             |                           |
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Employee Stock Option (r|(2)      |05/28/06 |Common Stock           |40,500 (1|$32.0370  |D            |                           |
ight to buy)            |         |         |                       |)        |          |             |                           |
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Employee Stock Option (r|(3)      |01/28/08 |Common Stock           |18,000 (1|$23.7500  |D            |                           |
ight to buy)            |         |         |                       |)        |          |             |                           |
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Employee Stock Option (r|(2)      |01/07/09 |Common Stock           |27,000 (1|$28.1250  |D            |                           |
ight to buy)            |         |         |                       |)        |          |             |                           |
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Employee Stock Option (r|(3)      |01/07/09 |Common Stock           |27,000 (1|$28.1250  |D            |                           |
ight to buy)            |         |         |                       |)        |          |             |                           |
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Employee Stock Option (r|(3)      |03/04/09 |Common Stock           |13,500 (1|$17.7444  |D            |                           |
ight to buy)            |         |         |                       |)        |          |             |                           |
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Employee Stock Option (r|(3)      |06/22/09 |Common Stock           |45,000 (1|$22.8472  |D            |                           |
ight to buy)            |         |         |                       |)        |          |             |                           |
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Employee Stock Option (r|(2)      |09/08/09 |Common Stock           |135,000 (|$15.7639  |D            |                           |
ight to buy)            |         |         |                       |1)       |          |             |                           |
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Employee Stock Option (r|(3)      |09/08/09 |Common Stock           |135,000 (|$15.7639  |D            |                           |
ight to buy)            |         |         |                       |1)       |          |             |                           |
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
Explanation of Responses:
(1) Represents shares and options of Metamor Worldwide, Inc. converted into shares and options of PSINet Inc.
in accordance with the terms of a merger agreement between Metamor Worldwide, Inc., PSINet Inc. and PSINet
Shelf IV,
Inc.
(2)  This grant is 100%
vested.
(3) Vesting is monthly in the amount of 1/60 per month through the first four years of the option period. At the end of the fourth year, the remaining 12/60 will automatically accelerate and fully vest.
SIGNATURE OF REPORTING PERSON
Peter T. Dameris
DATE
June 23, 2000